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EXHIBIT VI.26.(d)

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of this 10 day of September, 2002, by and between First Eagle Funds, a Delaware business trust (the "Trust"), on behalf of the First Eagle Fund of America ("Old FEA"), and First Eagle SoGen Funds, Inc., a Maryland Corporation (the "Company"), on behalf of the First Eagle Fund of America ("New FEA").

         All references in this Agreement to action taken by Old FEA or New FEA shall refer to action taken by the Trust or the Company, respectively, on behalf of the respective portfolio series.

         The reorganization (the "Reorganization") will consist of the transfer by Old FEA of all of its assets to New FEA, in exchange solely for shares of beneficial interest in New FEA ("New Shares"). Old FEA is divided into three classes of shares: Class A ("Old FEA Class A"), Class C ("Old FEA Class C") and Class Y ("Old FEA Class Y"). New FEA is divided into three classes of shares:
Class A ("New FEA Class A"), Class C ("New FEA Class C") and Class Y ("New FEA Class Y"). Old FEA Class A shares are substantially similar to, and will be exchanged for, New FEA Class A shares. Old FEA Class C shares are substantially similar to, and will be exchanged for, New FEA Class C shares. Old FEA Class Y shares are substantially similar to, and will be exchanged for, New FEA Class Y shares.

         This Agreement is intended to be and is adopted as plans of reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").


         WHEREAS, the Trust and the Company are each open-end, registered investment companies of the management type; and

         WHEREAS, the Board of Trustees of the Trust ("Trustees") and the Board of Directors of the Company ("Directors") have determined that it is in the best interest of Old FEA and New FEA, respectively, that the assets of Old FEA be acquired by New FEA pursuant to this Agreement and in accordance with the applicable statutes of the State of Delaware and the State of Maryland and that the interests of existing shareholders will not be diluted as a result of this transaction; and

         WHEREAS, the Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, as defined in Section 2(a)19 of the Investment Company Act of 1940 ("1940 Act") ("Independent Trustees"), have made the findings required by Rule 17a-8 under the 1940 Act and that such findings have been recorded into the minutes of the meeting where the Reorganization and the Agreement were considered by the Trustees.





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         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein, the parties hereto covenant and agree as follows:


1. PLAN OF REORGANIZATION


         1.1 Subject to the terms and conditions and on the basis of the representations and warranties contained herein, the Trust agrees to transfer all of the assets (including: all property, including, without limitation, all cash, securities, commodities and futures interests, and dividends or interest receivable which are owned by Old FEA and any deferred or prepaid expenses shown as an asset on the books of Old FEA on the closing date provided in paragraph
2.1 (the "Closing Date")) of Old FEA to New FEA and the Company agrees in exchange therefor: (i) to deliver to the Trust a number of full and fractional New Shares equal to the number of shares of Old FEA as of the time and date set forth in Article 2, and (ii) to assume all the liabilities of the Old FEA. Such transactions shall take place at the closing provided for in paragraph 2.1 (the "Closing"). All liabilities, expenses, costs, charges and reserves of Old FEA, to the extent that they exist at or after the Closing, shall after the Closing attach to New FEA and may be enforced against New FEA to the same extent as if the they had been incurred by New FEA.

         1.2 Immediately following the Closing Date, Old FEA will distribute the New Shares received by the Trust pursuant to paragraph 1.1 pro rata to its shareholders of record determined as of immediately after the close of business on the Closing Date (the "Current Shareholders").. Such distribution and liquidation will be accomplished by the transfer of the New Shares then credited to the account of Old FEA on the books of New FEA to open accounts on the share records of New FEA in the names of the Current Shareholders and representing the respective pro rata number of the New Shares due such shareholders. All issued and outstanding shares of Old FEA will simultaneously be canceled on the books of the Trust. New FEA shall not issue certificates representing the New Shares in connection with such exchange. Ownership of New Shares will be shown on the books of the Company's transfer agent. As soon as practicable after the Closing, the Trust shall take all steps necessary to effect a complete liquidation of Old FEA and shall file such instruments, if any, as are necessary to effect the dissolution of the Trust and shall take all other steps necessary to effect such dissolution.


2. CLOSING AND CLOSING DATE

         2.1 The Closing Date shall be the 31st day of December 2002, following satisfaction (or waiver) of all of the conditions set forth in Article 4 of this Agreement (other than those conditions which may by their terms be satisfied only at the Closing), or such later date as the parties may agree to in writing. The close of business on the Closing Date shall be as of 4:00 p.m. New York Time. The Closing shall be held at the offices of the Company, 1345 Avenue of the Americas, New York, NY 10105, or at such other time and/or place as the parties may agree.

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         2.2 The Trust shall cause DST Systems, Inc. (the "Transfer Agent"), transfer agent and dividend disbursing agent of Old FEA, to deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Current Shareholders and the number and percentage ownership of outstanding shares of Old FEA owned by each such shareholder immediately prior to the Closing. New FEA shall issue and deliver a confirmation evidencing the New Shares to be credited on the Closing Date to the Secretary of the Trust or provide evidence satisfactory to the Trust that such New Shares have been credited to the accounts of Old FEA on the books of New FEA. At the Closing, each party shall deliver to the other such bills of sales, checks, assignments, share certificates, if any, receipts or other documents as such other party or its counsel may reasonably request.


3. REPRESENTATIONS AND WARRANTIES


         The Company, on behalf of New FEA, hereby represents and warrants to Old FEA that all information contained in prospectus, statement of additional information, supplement or other document ("Shareholder Material"), to be supplied to shareholders of Old FEA in connection with the Reorganization that relates to the Trust, New FEA, the investment adviser to New FEA and Old FEA (the "Investment Adviser"), the agreements between the Investment Adviser and any subadviser, the agreements between the Company and other service providers, the effects, tax and otherwise, of the Reorganization on Fund shareholders and other matters known primarily to the Company or the Investment Adviser (i) is true and correct in all material respects and (ii) does not contain (and will not contain at the time the Shareholder Material is mailed to Fund shareholders) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.


4. CONDITIONS PRECEDENT


      4.1 The obligations of the Trust on behalf of Old FEA and the Company on behalf of New FEA to effectuate the Reorganization shall be subject to the satisfaction of the following conditions:


         (i) Such authority from the Securities and Exchange Commission (the "SEC") and state securities commissions as may be necessary to permit the parties to carry out the transactions contemplated by this Agreement shall have been received.

         (ii) The Registration Statement of the Company with respect to New FEA shall have been filed with the SEC and shall have become effective, and no stop-order suspending the effectiveness of the Registration Statement or amendment thereto shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the SEC (and not withdrawn or terminated).

         (iii) The applicable New Shares shall have been duly qualified for offering to the public in all states in which such qualification is required for consummation of the transactions contemplated hereunder;

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         (iv) The Trust on behalf of Old FEA and the Company on behalf of New
FEA shall have received opinions from counsel, Shearman and Sterling, regarding certain tax matters in connection with the Reorganization; and

5. EXPENSES

         All of the expenses and costs of the Reorganization and the transactions contemplated thereby shall be borne by the Trust and the Company; and any such expenses shall be allocated equitably among each portfolio thereof.

6. ENTIRE AGREEMENT

         The Company and the Trust agree that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.

7. TERMINATION

         This Agreement and the transactions contemplated hereby may be terminated and abandoned by either party by resolution of the party's Board of Trustees or Board of Directors, at any time prior to the Closing Date, if circumstances should develop that, in the opinion of such Board, make proceeding with the Agreement inadvisable. In the event of any such termination, there shall be no liability for damages on the part of the Company or the Trust, or their respective Trustees, Directors or officers, to the other party.

8. AMENDMENTS

         This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of the Trust and the Company; provided, however, that no such amendment may have the effect of changing the provisions for determining the number of New Shares to be issued to the Current Shareholders under this Agreement to the detriment of such shareholders without their further approval.

9. NOTICES

         Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the parties hereto at their principal place of business.

10. HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT; LIMITATION OF LIABILITY


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         10.1 The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.2 This Agreement may be executed in any number of counterparts each of which shall be deemed an original.

         10.3 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         10.4 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

         10.5 It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, directors, shareholders, nominees, officers, agents, or employees of the Trust personally, but shall bind only the trust property of the Trust, as provided in the Declaration of Trust of the Trust. The execution and delivery by such officers of the Trust shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Declaration of Trust of the Trust. The Trust is a series company with one series and has entered into this Agreement on behalf of Old FEA. With respect to any obligation of the Trust arising hereunder, the Company and New FEA shall look for payment or satisfaction of such obligations solely to the assets and property of Old FEA. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the directors, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the trust property of the Company, as provided in the Articles of Incorporation of the Company. The execution and delivery by such officers of the Company shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Company as provided in the Articles of Incorporation of the Company. The Company is a series company with multiple series and has entered into this Agreement only on behalf of New FEA. With respect to any obligation of the Company arising hereunder, Old FEA and the Trust shall look for payment or satisfaction of such obligations solely to the assets and property of New FEA.

         10.7 The sole remedy of a party hereto for a breach of any representation or warranty made in this Agreement by the other party shall be an election by the non-breaching party not to complete the transactions contemplated herein.



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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed by its President or Vice President.



ATTEST                                      FIRST EAGLE FUNDS,
                                            a Delaware business trust



By:  /s/ SUZAN AFIFI                        By:  /s/ ROBERT BRUNO
Name:  Suzan Afifi                          Name:  Robert Bruno
Title: Assistant Secretary                  Title: Vice President, Treasurer
                                                   and Secretary




ATTEST                                      FIRST EAGLE SOGEN FUNDS, INC.,
                                            a Maryland Corporation



By:  /s/ SUZAN AFIFI                        By:  /s/ ROBERT BRUNO
Name:  Suzan Afifi                          Name:  Robert Bruno
Title: Assistant Secretary                  Title: Vice President, Treasurer
                                                   and Secretary


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